Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
November 21, 2013

SEARS HOLDINGS REPORTS THIRD QUARTER 2013 RESULTS
CONSISTENT WITH PRIOR GUIDANCE

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (NASDAQ: SHLD) today announced financial results for its third quarter ended November 2, 2013. Net loss attributable to Holdings' shareholders was $534 million, or $5.03 loss per diluted share, compared to $498 million, or $4.70 loss per diluted share, in the prior year quarter. Adjusted EBITDA was $(286) million for the third quarter of 2013, which was within the range of our previous guidance from October 29, compared to $(172) million in the prior year quarter. As a supplement to this earnings release, please see our presentation at our website http://searsholdings.com/invest.
"We are proactively transforming our business to a member-centric integrated retailer leveraging Shop Your WayTM ("SYW") to benefit from the changing retail landscape. We are transitioning from a business that has historically focused on running a store network into a business that provides and delivers value by serving its members in the manner most convenient for them: whether in store, in home or through digital devices," said Edward S. Lampert, Sears Holdings' Chairman and Chief Executive Officer. "We are driving this transformation by investing in capabilities to enable members access to the broadest possible assortment of products and services, enhancing our membership benefits associated with SYW, developing digital and social relationships with our members, using data and analytics to make targeted offers and decisions delivered in real time and expanding our reach through Marketplace and delivery options."
Mr. Lampert continued, "While transformations of this scale are challenging, we believe we are making progress as we are seeing substantive continued increases in our SYW member engagement metrics. We are intentionally transitioning business models in a thoughtful manner and are making the investments to demonstrate the value of SYW to our members. Throughout this transition, we have continued with traditional promotional programs and marketing expenditures while investing in our member-centric model, which has impacted our margin and expenses. We have been investing hundreds of millions of dollars annually in our transformation and will continue to invest in the future of the Company."
Highlights of our transformation to a member-centric integrated retailer include:

•	70% of sales are now made to SYW members, up from 65% last quarter

•	17% year-to-date growth in our online and multi-channel sales over the prior year

•	Launched Adam Levine and Nicki Minaj in 500 Kmart stores and on shopyourway.com/kmart.com

•	On track to generate $2.0 billion of liquidity during fiscal year versus objective of $500 million

Financial Summary
Third Quarter Revenues and Comparable Store Sales
Revenues decreased $585 million to $8.3 billion for the quarter ended November 2, 2013, as compared to revenues of $8.9 billion for the quarter ended October 27, 2012. The revenue decrease was primarily due to the effect of having fewer Kmart and Sears Full-line stores in operation, which accounted for approximately $200 million of the decline, as well as lower domestic comparable store sales, which accounted for approximately $170 million of the decline. Revenues were also impacted by approximately $110 million attributable to the separation of Sears

Hometown and Outlet Stores, Inc. ("SHO"), which occurred in the third quarter of 2012. We recorded revenues from SHO of approximately $425 million, primarily related to merchandise sold to SHO for resale, in the third quarter of 2013. The prior year quarter included revenues of approximately $463 million related to SHO merchandise sales to its customers, as well as revenues of approximately $70 million for merchandise sold to SHO for resale which occurred after the separation. Third quarter revenues also included a decrease of $49 million due to foreign currency exchange rates.
For the quarter, domestic comparable store sales declined 3.1%, comprised of decreases of 2.1% at Kmart and 4.0% at Sears Domestic. The decline at Kmart reflects decreases in our transactional categories, such as grocery & household and drugstore, as well as declines in consumer electronics and toys. These decreases were partially offset by increases in the apparel and seasonal & outdoor living categories. The decline at Sears Domestic reflects decreases in most categories including the consumer electronics, lawn & garden, tools, home appliances and apparel categories, as well as declines at Sears Auto Centers, partially offset by an increase in the home category.
Operating Performance
For the quarter, our gross margin decreased $322 million to $1.9 billion in 2013 due to the above noted decline in sales, as well as a decline in gross margin rate. Gross margin included expenses of $13 million and $32 million in the third quarter of 2013 and 2012, respectively, related to store closings while the third quarter of 2012 also included gross margin of $113 million from SHO. Excluding these items, gross margin decreased $228 million. In addition, Sears Canada's gross margin for the third quarter of 2013 included a decrease of $13 million related to the impact of foreign currency exchange rates.
The gross margin rate for both Kmart and Sears Domestic continued to be impacted by transactions that offer both traditional promotional marketing discounts and Shop Your Way points. As compared to the prior year, Kmart's gross margin rate for the third quarter declined 160 basis points, with decreases experienced in a majority of categories, particularly apparel. Sears Domestic's gross margin rate declined 230 basis points for the quarter primarily due to selling merchandise to SHO at cost pursuant to the terms of the separation as expected and previously disclosed, which accounted for approximately 160 basis points of the decline. Sears Domestic also experienced decreases in the home appliances and apparel categories. Sears Canada's gross margin rate declined 240 basis points for the third quarter due to an increase in inventory reserve requirements.
Selling and administrative expenses decreased $234 million in the third quarter of 2013 compared to the prior year quarter and included expenses related to domestic pension plans, store closings and severance of $32 million and $48 million for 2013 and 2012, respectively. The third quarter of 2012 also included selling and administrative expenses of $97 million related to SHO and $7 million of transaction costs associated with strategic initiatives. Excluding these items, selling and administrative expenses declined $114 million primarily due to a decrease in payroll expense.
We reported an operating loss of $497 million and $428 million for the third quarter of 2013 and 2012, respectively. See the attached schedule, "Adjusted Earnings per Share," for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share.
Our effective tax rate for the third quarter of 2013 was a benefit of 0.4% compared with an expense rate of 2.3% in 2012. The application of the requirements for accounting for income taxes in interim periods, after consideration of our valuation allowance, causes a significant variation in the typical relationship between income tax expense and pretax accounting income. Our tax rate in 2013 continues to reflect the effect of not recognizing the benefit of current period losses in certain domestic jurisdictions where it is not more likely than not that such benefits would be realized. In addition, the third quarter 2013 benefited from statute expirations and the lower tax on the Sears Canada gain on sales of assets.
Our fiscal 2013 third quarter was comprised of the 13-week period ended November 2, 2013 while our fiscal 2012 third quarter was comprised of the 13-week period ended October 27, 2012. This one week shift in sales had no impact on the domestic comparable store sales results reported herein due to the fact that for purposes of reporting domestic comparable store sales for the third quarter, weeks 27 through 39 for fiscal 2013 have been compared to weeks 28 through 40 of fiscal year 2012, thereby eliminating the impact of the one week shift. In addition, domestic comparable store sales amounts for the third quarter include online sales from sears.com and kmart.com shipped directly to customers, which resulted in a benefit of approximately 50 basis points, and have been adjusted for the change in the unshipped sales reserves recorded at the end of each reporting period, which resulted in a negative impact of approximately 10 basis points.
Financial Position
"During the third quarter, we continued with our strategy to redeploy our capital as we invest to accelerate our transformation. We announced several transactions that demonstrated our financial flexibility and we are on track to generate $2.0 billion of liquidity as compared to our previously stated objective of $500 million," said Rob Schriesheim, Holdings' Chief Financial Officer. "On October 2, 2013, we completed a new senior secured term loan facility of $1.0 billion under the Company's existing Second Amended and Restated Credit Agreement. In addition, Sears Canada announced two transactions related to the termination of its leases with respect to five stores for a total consideration of $400 million and the sale of its 50% joint venture interest in eight properties it owns with The Westcliff Group of Companies for approximately $315 million. Sears Canada also announced a cash dividend of approximately $509 million Canadian, of which our share will be approximately $260 million Canadian. Lastly, we announced that we are evaluating separating both our Lands' End business and Sears Auto Center ("SAC") business. These actions are consistent with our objectives of becoming a more focused company that is easier to understand and manage, of allowing these businesses to pursue their own strategic opportunities and allocate capital in a more focused manner, of providing multiple opportunities for our shareholders to participate in the value created by these businesses and of potentially enhancing our financial flexibility, depending upon the transaction structure."
We had cash balances of $607 million at November 2, 2013 ($384 million domestic and $223 million at Sears Canada) as compared to $618 million ($380 million domestic and $238 million at Sears Canada) at February 2, 2013. The slight decrease in cash during the first nine months of 2013 primarily reflects cash borrowings of $1.0 billion under a new senior secured term loan facility entered into during the third quarter of 2013, as well as proceeds received from the sales of properties, which were offset by higher working capital needs.
Merchandise inventories at November 2, 2013 were $8.9 billion, as compared to $9.6 billion at October 27, 2012. Domestic inventory decreased by approximately $620 million to $8.0 billion at November 2, 2013 driven by both improved productivity and store closures. Sears Domestic inventory decreased in a majority of categories, with the most notable decreases in the apparel and consumer electronics categories. Kmart inventory decreased in virtually all categories with the most notable decreases in the consumer electronics and apparel categories, as well as in the toys, grocery & household and drugstore categories.
Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) was $4.7 billion at November 2, 2013, compared to $3.1 billion at February 2, 2013. The increase in borrowings funded our operations, including the loss for the period, seasonal inventory build, pension contributions and capital expenditures. Availability under our credit facilities was $1.7 billion ($1.0 billion domestic and $0.7 billion at Sears Canada, prior to taking into consideration possible reserves) at November 2, 2013.
Adjusted EBITDA
In addition to our net loss determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") measurement. Adjusted EBITDA is computed as net loss attributable to Sears Holdings Corporation appearing on the statements of operations excluding (income) loss attributable to noncontrolling interests, income tax (expense) benefit, interest expense, interest and investment income, other income, depreciation and amortization and gain on sales of assets. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of ongoing operating performance and useful to the investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results, including the results of SHO that were included in our results of operations prior to the separation. Adjustments to EBITDA include impairment charges related to fixed assets and intangible assets, closed store and severance charges, domestic pension expense and the SHO separation. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations and reflect past investment decisions.

Adjusted EBITDA was determined as follows:

	13 Weeks Ended		39 Weeks Ended
millions	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Net loss attributable to SHC per statement of operations	$(534)	$(498)	$(1,007)	$(441)
Income (loss) attributable to noncontrolling interests	(13)	—	41	4
Income tax expense (benefit)	(2)	11	19	53
Interest expense	61	68	181	199
Interest and investment income	(8)	(7)	(29)	(28)
Other income	(1)	(2)	—	(3)
Operating loss	(497)	(428)	(795)	(216)
Depreciation and amortization	181	211	559	625
Gain on sales of assets	(21)	(26)	(276)	(436)
Before excluded items	(337)	(243)	(512)	(27)

Domestic pension expense	41	42	122	124
Closed store reserve and severance	4	38	27	90
Impairment charges	6	—	14	—
Transaction costs	—	7	—	10
Adjusted EBITDA	(286)	(156)	(349)	197

SHO separation	—	(16)	—	(90)
Adjusted EBITDA as defined	$(286)	$(172)	$(349)	$107
% to revenues	(3.5)%	(2.0)%	(1.4)%	0.4%
Adjusted EBITDA for our segments was as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Kmart	$(139)	$(101)	(4.8)%	(3.3)%
Sears Domestic	(142)	(79)	(3.2)%	(1.9)%
Sears Canada	(5)	8	(0.5)%	0.8%
Total Adjusted EBITDA	$(286)	$(172)	(3.5)%	(2.0)%

	39 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Kmart	$(169)	$33	(1.8)%	0.3%
Sears Domestic	(159)	69	(1.2)%	0.5%
Sears Canada	(21)	5	(0.8)%	0.2%
Total Adjusted EBITDA	$(349)	$107	(1.4)%	0.4%
We also believe that our use of Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that this measure provides an adjustment for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings per share in addition to Adjusted EPS in assessing our earnings performance.
In addition to the significant items included in the Adjusted EBITDA calculation, Adjusted EPS includes other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results.
Forward-Looking Statements
Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the third quarter of fiscal 2013, our transformation through our integrated retail strategy, and our objectives with respect to the generation of additional liquidity and possible transactions discussed elsewhere in this press release. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement our integrated retail strategy; our ability to successfully implement initiatives to improve our liquidity through inventory management and other actions; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships; our ability to complete possible transactions with respect to Lands' End and/or Sears Auto Centers on terms that are acceptable to us, on intended timetables or at all and the impact of the evaluation and/or completion of those transactions on our other businesses; the potential impact on our business and our relationships from any such transactions; our ability to successfully achieve our plans to generate liquidity, reduce inventory and reduce fixed costs; conditions and possible limits on our access to capital markets and other financing sources; vendors' lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems, including legacy systems, to implement our integrated retail strategy, process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business and the transfer of significant internal historical knowledge of such parties; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer with almost 2,500 full-line and specialty retail stores in the United States and Canada and the home of Shop Your Way, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, with a broad apparel offering, including such well-known labels as Lands' End, the Kardashian Kollection, Jaclyn Smith and Joe Boxer, as well as Sofia by Sofia Vergara and The Country Living Home Collection. We are the nation's largest provider of home services, with more than 14 million service and installation calls made annually, and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2013 ENERGY STAR® "Partner of the Year - Sustained Excellence Award" for Product Retailing and Energy Management and were named one of the Top 20 Best Places to Work for Recent Grads. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings' website at www.searsholdings.com. Twitter: @searsholdings || Facebook: http://www.facebook.com/SHCCareers

* * * * *

Sears Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended		39 Weeks Ended
millions, except per share data	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
REVENUES
Merchandise sales and services	$8,272	$8,857	$25,595	$27,594
COSTS AND EXPENSES
Cost of sales, buying and occupancy	6,341	6,604	19,322	20,243
Gross margin dollars	1,931	2,253	6,273	7,351
Gross margin rate	23.3%	25.4%	24.5%	26.6%
Selling and administrative	2,262	2,496	6,771	7,378
Selling and administrative expense as a percentage of total revenues	27.3%	28.2%	26.5%	26.7%
Depreciation and amortization	181	211	559	625
Impairment charges	6	—	14	—
Gain on sales of assets	(21)	(26)	(276)	(436)
Total costs and expenses	8,769	9,285	26,390	27,810
Operating loss	(497)	(428)	(795)	(216)
Interest expense	(61)	(68)	(181)	(199)
Interest and investment income	8	7	29	28
Other income	1	2	—	3
Loss before income taxes	(549)	(487)	(947)	(384)
Income tax (expense) benefit	2	(11)	(19)	(53)
Net loss	(547)	(498)	(966)	(437)
(Income) loss attributable to noncontrolling interests	13	—	(41)	(4)
NET LOSS ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$(534)	$(498)	$(1,007)	$(441)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS
Diluted loss per share	$(5.03)	$(4.70)	$(9.49)	$(4.16)
Diluted weighted average common shares outstanding	106.1	105.9	106.1	105.9

Sears Holdings Corporation
Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change
	(Unaudited)

millions	November 2, 2013	October 27, 2012	February 2, 2013
ASSETS
Current assets
Cash and cash equivalents	$599	$622	$609
Restricted cash	8	11	9
Accounts receivable	541	665	635
Merchandise inventories	8,912	9,567	7,558
Prepaid expenses and other current assets	468	413	454
Total current assets	10,528	11,278	9,265
Property and equipment, net	5,682	6,174	6,053
Goodwill	379	674	379
Trade names and other intangible assets	2,858	2,894	2,881
Other assets	762	782	762
TOTAL ASSETS	$20,209	$21,802	$19,340

LIABILITIES
Current liabilities
Short-term borrowings	$1,751	$1,890	$1,094
Current portion of long-term debt and capitalized lease obligations	82	154	83
Merchandise payables	3,517	3,851	2,761
Other current liabilities	2,510	2,818	2,683
Unearned revenues	912	940	931
Other taxes	473	516	480
Short-term deferred tax liabilities	430	506	382
Total current liabilities	9,675	10,675	8,414
Long-term debt and capitalized lease obligations	2,862	1,960	1,943
Pension and postretirement benefits	2,387	2,260	2,730
Other long-term liabilities	2,039	2,137	2,126
Long-term deferred tax liabilities	919	869	955
Total Liabilities	17,882	17,901	16,168
EQUITY
Total Equity	2,327	3,901	3,172
TOTAL LIABILITIES AND EQUITY	$20,209	$21,802	$19,340

Total common shares outstanding	106.5	106.4	106.4

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended November 2, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$2,916	$4,419	$937	$8,272

Cost of sales, buying and occupancy	2,327	3,326	688	6,341
Gross margin dollars	589	1,093	249	1,931
Gross margin rate	20.2%	24.7%	26.6%	23.3%

Selling and administrative	745	1,244	273	2,262
Selling and administrative expense as a percentage of total revenues	25.5%	28.2%	29.1%	27.3%
Depreciation and amortization	31	128	22	181
Impairment charges	3	2	1	6
Gain on sales of assets	(19)	(2)	—	(21)
Total costs and expenses	3,087	4,698	984	8,769
Operating loss	$(171)	$(279)	$(47)	$(497)

Number of:
Kmart Stores	1,183	—	—	1,183
Full-Line Stores	—	785	118	903
Specialty Stores	—	50	338	388
Total Stores	1,183	835	456	2,474

	13 Weeks Ended October 27, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,081	$4,724	$1,052	$8,857

Cost of sales, buying and occupancy	2,409	3,448	747	6,604
Gross margin dollars	672	1,276	305	2,253
Gross margin rate	21.8%	27.0%	29.0%	25.4%

Selling and administrative	800	1,393	303	2,496
Selling and administrative expense as a percentage of total revenues	26.0%	29.5%	28.8%	28.2%
Depreciation and amortization	39	145	27	211
Gain on sales of assets	(3)	(17)	(6)	(26)
Total costs and expenses	3,245	4,969	1,071	9,285
Operating loss	$(164)	$(245)	$(19)	$(428)

Number of:
Kmart Stores	1,252	—	—	1,252
Full-Line Stores	—	814	118	932
Specialty Stores	—	52	365	417
Total Stores	1,252	866	483	2,601

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	39 Weeks Ended November 2, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$9,187	$13,709	$2,699	$25,595

Cost of sales, buying and occupancy	7,184	10,163	1,975	19,322
Gross margin dollars	2,003	3,546	724	6,273
Gross margin rate	21.8%	25.9%	26.8%	24.5%

Selling and administrative	2,205	3,800	766	6,771
Selling and administrative expense as a percentage of total revenues	24.0%	27.7%	28.4%	26.5%
Depreciation and amortization	97	390	72	559
Impairment charges	3	10	1	14
Gain on sales of assets	(47)	(48)	(181)	(276)
Total costs and expenses	9,442	14,315	2,633	26,390
Operating income (loss)	$(255)	$(606)	$66	$(795)

Number of:
Kmart Stores	1,183	—	—	1,183
Full-Line Stores	—	785	118	903
Specialty Stores	—	50	338	388
Total Stores	1,183	835	456	2,474

	39 Weeks Ended October 27, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$9,870	$14,724	$3,000	$27,594

Cost of sales, buying and occupancy	7,560	10,546	2,137	20,243
Gross margin dollars	2,310	4,178	863	7,351
Gross margin rate	23.4%	28.4%	28.8%	26.6%

Selling and administrative	2,315	4,197	866	7,378
Selling and administrative expense as a percentage of total revenues	23.5%	28.5%	28.9%	26.7%
Depreciation and amortization	110	437	78	625
Gain on sales of assets	(17)	(250)	(169)	(436)
Total costs and expenses	9,968	14,930	2,912	27,810
Operating income (loss)	$(98)	$(206)	$88	$(216)

Number of:
Kmart Stores	1,252	—	—	1,252
Full-Line Stores	—	814	118	932
Specialty Stores	—	52	365	417
Total Stores	1,252	866	483	2,601

Sears Holdings Corporation
Adjusted EBITDA

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
	November 2, 2013					October 27, 2012
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings		Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating loss per statement of operations	$(171)	$(279)	$(47)	$(497)		$(164)	$(245)	$(19)	$(428)
Depreciation and amortization	31	128	22	181		39	145	27	211
Gain on sales of assets	(19)	(2)	—	(21)		(3)	(17)	(6)	(26)
Before excluded items	(159)	(153)	(25)	(337)		(128)	(117)	2	(243)

Domestic pension expense	—	41	—	41		—	42	—	42
Closed store reserve and severance	17	(32)	19	4		27	8	3	38
Impairment charges	3	2	1	6		—	—	—	—
Transaction costs	—	—	—	—		—	4	3	7
Adjusted EBITDA	(139)	(142)	(5)	(286)		(101)	(63)	8	(156)

SHO separation	—	—	—	—		—	(16)	—	(16)
Adjusted EBITDA as defined	$(139)	$(142)	$(5)	$(286)		$(101)	$(79)	$8	$(172)
% to revenues	(4.8)%	(3.2)%	(0.5)%	(3.5)%		(3.3)%	(1.9)%	0.8%	(2.0)%

	39 Weeks Ended
	November 2, 2013					October 27, 2012
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings		Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(255)	$(606)	$66	$(795)		$(98)	$(206)	$88	$(216)
Depreciation and amortization	97	390	72	559		110	437	78	625
Gain on sales of assets	(47)	(48)	(181)	(276)		(17)	(250)	(169)	(436)
Before excluded items	(205)	(264)	(43)	(512)		(5)	(19)	(3)	(27)

Domestic pension expense	—	122	—	122		—	124	—	124
Closed store reserve and severance	33	(27)	21	27		38	47	5	90
Impairment charges	3	10	1	14		—	—	—	—
Transaction costs	—	—	—	—		—	7	3	10
Adjusted EBITDA	$(169)	$(159)	$(21)	$(349)	—	$33	$159	$5	$197

SHO separation	—	—	—	—		—	(90)	—	(90)
Adjusted EBITDA as defined	$(169)	$(159)	$(21)	$(349)		$33	$69	$5	$107
% to revenues	(1.8)%	(1.2)%	(0.8)%	(1.4)%		0.3%	0.5%	0.2%	0.4%

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	13 Weeks Ended November 2, 2013
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Tax Matters	As Adjusted
Gross margin impact	$1,931	$—	$13	$—	$1,944
Selling and administrative impact	2,262	(41)	9	—	2,230
Depreciation and amortization impact	181	—	(3)	—	178
Impairment charges impact	6	—	(6)	—	—
Operating loss impact	(497)	41	13	—	(443)
Income tax benefit impact	2	(15)	(5)	204	186
Loss attributable to noncontrolling interest impact	13	—	(10)	—	3
After tax and noncontrolling interest impact	(534)	26	(2)	204	(306)
Diluted loss per share impact	$(5.03)	$0.25	$(0.02)	$1.92	$(2.88)

	13 Weeks Ended October 27, 2012
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Transaction Costs	Tax Matters	As Adjusted - Reported	SHO Separation	As Adjusted(1)
Gross margin impact	$2,253	$—	$32	$—	$—	$—	$2,285	$(113)	$2,172
Selling and administrative impact	2,496	(42)	(6)	—	(7)	—	2,441	(97)	2,344
Depreciation and amortization impact	211	—	(9)	—	—	—	202	(2)	200
Gain on sales of assets impact	(26)	—	—	12	—	—	(14)	—	(14)
Operating loss impact	(428)	42	47	(12)	7	—	(344)	(14)	(358)
Income tax expense impact	(11)	(16)	(18)	5	(3)	235	192	6	198
After tax and noncontrolling interest impact	(498)	26	29	(7)	4	235	(211)	(8)	(219)
Diluted loss per share impact	$(4.70)	$0.25	$0.27	$(0.07)	$0.04	$2.22	$(1.99)	$(0.08)	$(2.07)
(1) Adjusted to reflect the results of the Sears Hometown and Outlet businesses that were included in our results of operations prior to the separation.

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	39 Weeks Ended November 2, 2013
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Tax Matters	As Adjusted
Gross margin impact	$6,273	$—	$28	$—	$—	$6,301
Selling and administrative impact	6,771	(122)	1	—	—	6,650
Depreciation and amortization impact	559	—	(5)	—	—	554
Impairment charges impact	14	—	(14)	—	—	—
Gain on sales of assets impact	(276)	—	—	235	—	(41)
Operating loss impact	(795)	122	46	(235)	—	(862)
Income tax expense impact	(19)	(45)	(18)	89	373	380
Income attributable to noncontrolling interest impact	(41)	—	(11)	88	—	36
After tax and noncontrolling interest impact	(1,007)	77	17	(58)	373	(598)
Diluted loss per share impact	$(9.49)	$0.73	$0.16	$(0.55)	$3.51	$(5.64)

	39 Weeks Ended October 27, 2012
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Transaction Costs	Tax Matters	As Adjusted - Reported	SHO Separation	As Adjusted(1)
Gross margin impact	$7,351	$—	$32	$—	$—	$—	$7,383	$(432)	$6,951
Selling and administrative impact	7,378	(124)	(58)	—	(10)	—	7,186	(343)	6,843
Depreciation and amortization impact	625	—	(16)	—	—	—	609	(6)	603
Gain on sales of assets impact	(436)	—	—	398	—	—	(38)	—	(38)
Operating loss impact	(216)	124	106	(398)	10	—	(374)	(83)	(457)
Income tax expense impact	(53)	(47)	(40)	149	(4)	198	203	33	236
Income attributable to noncontrolling interest impact	(4)	—	—	8	—	—	4	—	4
After tax and noncontrolling interest impact	(441)	77	66	(241)	6	198	(335)	(51)	(386)
Diluted loss per share impact	$(4.16)	$0.73	$0.62	$(2.28)	$0.06	$1.87	$(3.16)	$(0.48)	$(3.64)
(1) Adjusted to reflect the results of the Sears Hometown and Outlet businesses that were included in our results of operations prior to the separation.